Exhibit 2.12

Ref. 418296_1.DOC

15 November 2016

ASX Market Announcements	By Electronic Lodgement
Australian Securities Exchange
20 Bridge Street
SYDNEY NSW 2000

Dear Sir/Madam

30 September 2016 Quarterly Financial Report and MD&A

Attached please find the Quarterly Financial Report for the three months ended 30 September 2016 including News Release, Management Discussion and Analysis, Interim Financial Statements and Certifications as required in accordance with Canadian reporting requirements.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au

NEWS RELEASE

FINANCIAL REPORT FOR THE THREE MONTHS ENDED
 30 SEPTEMBER 2016 AND OUTLOOK

Perth, Western Australia - 15 November 2016: Paladin Energy Ltd ("Paladin" or "the Company'') (ASX: PON I TSX:PDN) announces the release of its Unaudited Consolidated Financial Report for the three months ended 30 September 2016. The Unaudited Consolidated Financial Report is appended to this News Release.

HIGHLIGHTS
Operations

•	Langer Heinrich Mine (LHM) produced(1) 1.293Mlb U3O8 for the three months ended 30 September 2016, up 19% from 2015.
•	C1 unit cost of production(2) for the three months ended 30 September 2016 was a record low of US$16.45/lb and a decrease of 41% from US$27.82/lb in 2015.
•
LHM mine plan adjustment involving reduced mining material movement, combined with processing plant feed coming from stockpiled low and medium grade ores is being implemented in the December 2016 quarter.

Sales and revenue

•	Sales revenue of US$15.1M for the three months ended 30 September 2016, selling 0.600Mlb U3O8.
•	Average realised uranium sales price for the three months ended 30 September 2016 was US$25.19/lb U3O8 compared to the average TradeTech weekly spot price for the period of US$25.33/lb U3O8.

Corporate

•
Underlying EBITDA(3) for the three months ended 30 September 2016 of negative US$7.1 M, a US$13.5M deterioration from a positive underlying EBITDA of US$6.4M for the three months ended 30 September 2015.

•	Gross loss for the three months ended 30 September 2016 of US$12.6M, a decline of 212% compared to a gross profit for the three months ended 30 September 2015 of US$11.3M.
•
Underlying all-in cash expenditure(4) per pound of uranium production for the three months ended 30 September 2016 was US$29.31/lb (vs. guidance of US$32.00/lb to US$34.00/lb), a decrease of 37% compared to the three months ended 30 September 2015 of US$46.25/lb.

1 LHM production volumes and unit C1 cost of production include an adjustment to in-circuit inventory relating to leached uranium within process circuit.

2 C1 cost of production = cost of production excluding product distribution costs, sales royalties and depreciation and amortisation before adjustment for impainnent. C1 cost which is non-IFRS information, is a widely used 'industry standard' term.

3 EBITDA = The Company's Earnings Before Interest, Tax, Depreciation and Amortisation (EB/TOA) represents profit before finance costs, taxation, depreciation and amortisation, impainnents, foreign exchange gains/losses, restructure costs and other income. EBITDA, which is non-IFRS infonnation, is a widely used 'industry standard' term.

4 Underlying All-In Cash Expenditure = total cash cost of production plus capital expenditure, KM care & maintenance expenses, corporate costs, exploration costs and debt servicing costs and repayments, excluding one-off restructuring costs. Underlying All-In Cash Expenditure, which is a non-IFRS measure, is widely used in the mining industry as a benchmark to reflect operating performance

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au

•
Cash and cash equivalents at 30 September 2016 of US$27.6M (vs. guidance in the range of US$35M to US$55M) decreased by US$31.6M from US$59.2M at 30 June 2016, primarily as a result of lower than anticipated sales volumes (due to re-timing of sales) and lower uranium prices, together with higher ore and waste mined and the late payment of VAT refunds.

•
The previously announced strategic initiatives regarding the potential sale of a 24% interest in LHM for US$175M and sale of an interest in Manyingee project to MGT continue to be progressed. Paladin currently intends to apply any funds received from the strategic initiatives, towards repayment of the US$212M outstanding amount of the Convertible Bonds due April 2017.

Outlook

•	Key elements of guidance for quarter to 31 December 2016 include:
▪	Uranium sales-Anticipated to be in the range of 1.40Mlb to 1.60Mlb U3O8.
▪	Average selling price - Expected to be in the range of US$25/lb to US$27/lb at current spot uranium prices.
▪	LHM C1 unit cash costs - Expected to be within the range of US$17/lb to US$19/lb.
▪
Cash and cash equivalents balance as at 31 December 2016 - Revised forecast to be in the range of US$20M to US$30M (excluding one-off items such as proceeds received from previously announced strategic initiatives), with such revised forecast heavily dependent on receiving overdue VAT receipts from the Government of Namibia of approximately US$5M and the timing of certain sales receipts.

•	FY2017 Guidance has been reviewed after changes to the LHM mine plan as follows:
▪	LHM production of approximately 3.8Mlb U3O8 to 4.0Mlb U3O8.
▪	LHM C1 cash costs in the range of US$17/lb to US$19/lb (previous guidance US$19/lb to US$22/lb).
▪	All-in cash expenditure for the full-year FY2017 in the range of US$29nb to US$31/lb (previous guidance US$32/lb to US34/lb).

Results

(References below to 2016 and 2015 are to the equivalent three months ended 30 September 2016 and 2015 respectively).

Safety and sustainability

The Company's 12 month moving average Lost Time Injury Frequency Rate(5) (LTIFR) increased to 2.5 as compared to 1 8 at the end of the last quarter. The 12 month moving average LTIFR for the previous year was 1.4.

The Company achieved 818 Lost Time Injury (LTI) free days at the Kayelekera Mine (KM) for ~1 .5 Million man hours. A total of two LTl's were reported during the quarter at the Langer Heinrich Mine (LHM) and at Aurora-Michelin Project The two LTl's were the result of soft tissue injuries.

Langer Heinrich Mine (LHM)

LHM produced 1.293Mlb U3O8 for the three months ended 30 September 2016, up 19% from the previous year (2015: 1.083Mlb U3O8).

▪	Ore milled of 949,906t, up 12% vs. 2015 (FY2015: 847,016t).

▪	Average plant feed grade of 704ppm LJ30 s, unchanged vs. 2015 (FY2015: 706ppm).

▪	Overall recovery of 87.7%, up 6% vs. 2015 (FY2015: 82.2%).

The unit C1 cash cost of production decreased by 41 % to US$16.45/lb from US$27.82/lb in 2015 primarily due to strong operating performance and the impact of the US$168.9M write-down of LHM's ore stockpiles that occurred at 30 June 2016. In compliance with International Financial Reporting Standards (IFRS) all inventory has to be measured at the lower of cost and net real isable value. The LHM mine plan adjustment and the current low uranium spot price resulted in the write-down in accordance with IFRS. The write-down reduced the current medium grade ore stockpiles to zero value, therefore this quarter's C1 cash cost of production no longer includes these historical inventory costs.

LHM's C1 cash cost of production for the month of October 2016 was a new record low of US$15.12/lb.

Kayelekera Mine (KM! remains on care and maintenance

Water continued to be treated and discharged successfully during the quarter.

Profit and Loss

Total sales volume for the quarter was 0.600Mlb U3O8 (2015: 0.800Mlb).

Sales revenue for the quarter decreased by 59% from US$36.9M in 2015 to US$15.1M in 2016, as a result of a 45% decrease in realised sales price and a 25% decrease in sales volume.

The average realised uranium sales price for the three months ended 30 September 2016 was US$25.19/lb LJ30 s (2015: US$46.12/lb U3O8), compared to the TradeTech weekly spot price average for the quarter of US$25.33/lb U3O8.

Gross Profit for the quarter decreased by 212% from a gross profit of US$11.3M in 2015 to a gross loss of US$12.6M in 2016 due to a 45% decrease in realised sales price, a 25% decrease in sales volume, and an impairment of inventory of US$12.1M (2015: US$Nil), which was partially offset by a 39% decrease in cost of sales.

Impairments of US$12.1M were recognised in 2016 (2015: US$Nil)

Impairments comprise of a US$11.4M impairment of LHM ore stockpiles and a US$0.7M impairment of finished goods. A change in the life of mine plan has resulted in a change in the timescale for processing the LHM ore stockpiles. The stockpiles are now forecast to be processed over the next two to three years, which due to the lower forecast prices (compared to forecast prices in future

5 All frequency rates are per million personnel hours.

periods when the stockpiles were originally planned to be processed) has resulted in the net realisable value at 30 September 2016 being estimated as US$Nil.

Net loss after tax attributable to members of the Parent for the quarter of US$27.8M (2015: Net loss US$16.4M).

Underlying EBITDA has deteriorated by US$13.5M for the three months ended 30 September 2016 from a positive underlying EBITDA of US$6.4M for the three months ended 30 September 2015 to a negative underlying EBITDA of US$7.1 M for the three months of 30 September 2016.

Cash flow

The Group's principal source of liquidity as at 30 September 2016, was cash of US$27.6M (30 June 2016: US$59.2M). Any cash available to be invested is held with Australian banks with a minimum AA- Standard & Poor's credit rating over a range of maturities. Of this, US$25.1M is held in US dollars.

Cash outflow from operating activities for the quarter was US$39.4M (2015: outflow US$52.3M), primarily due to payments to suppliers and employees of US$48.0M and net interest paid of US$7.3M, which were partially offset by receipts from customers of US$16.1M.

Cash outflow from investing activities for the quarter was US$2.2M (2015: US$4.2M):

▪	plant and equipment acquisitions of US$1 .6M

▪	cap italised exploration expenditure of US$0.6M

Cash Inflow from financing activities for the quarter of US$9.6M is attributable to the drawdown of US$20M under the LHM secured Revolving Credit Facility, which was partially offset by a US$10.4M distribution to CNNC by way of repayment of intercompany loans owing by LHM that have been assigned to CNNC.

Cash position and capital management

At 30 September 2016, the Group's cash and cash equivalents were US$27.6M, a decrease of US$31.6M from US$59.2M at 30 June 2016, primarily as a result of lower than anticipated sales volumes (due to retiming of sales) and lower uranium prices, together with higher ore and waste mined and the late payment of VAT refunds tlhat resulted in a reduction of cash flow within the quarter of approximately US$15M. The majority of this is expected to be received in the quarter to 31 December 2016.

In June 2016, a US$25.0M 24-month Revolving Credit Facility was implemented at LHM. The purpose is to provide a buffer facility that can be drawn in periods where LHM-level working capital requirements are in deficit, mainly due to the timing of sales receipts. The provider of the Revolving Credit Facility is Nedbank Limited, through its UK registered subsidiary, N.B.SA Limited. At 30 September 2016 the Company had drawn US$20M under this facility. The facility is repayable on 9 June 2018 and bears interest at LIBOR plus 5.17%.

The documents comprising the Unaudited Consolidated Financial Report for the three months ended 30 September 2016, including Management Discussion and Analysis, Financial Statements and Certifications are attached and will be filed with the Company's other documents on Sedar (sedar.com) and on the Company's website (paladinenergycom.au).

Outlook

Uranium market

The TradeTech LJ30e Spot Price at the 30 September 2016 was US$22.25/lb, approximately 17% lower than at the 30 June 2016 (US$26.80/lb). The TradeTech weekly spot price average for the September quarter was US$25.33/lb, a fall of 8% compared to the June 2016 quarter and a 31% decrease compared to the September 2015 quarter. TradeTech's end-September spot price of US$22.25/lb was the lowest level observed since February 2005. The U3O8 spot price has continued to fall subsequent to the end of the last quarter and is currently at US$18.50/lb.

The uranium market continues to see purchasing levels lower than consumption levels implied by nuclear power generation figures (i.e., utilities are running down inventories and term contracting positions). This behaviour is being caused by: utilities perceiving the uranium market is more than adequately supplied for the medium term; and issues of uncertainty in key nuclear power markets, the key one being the USA, where longer-term competitiveness of nuclear has been negatively impacted by low natural gas prices and a lack of consistent regulatory framework to support clean energy.

Final contracts for the Hinkley Point C nuclear station were signed in London on 29 September 2016. The contracts, signed between the UK Government, Electricite de France and China General Nuclear, mark the end of the project development phase and moves the project into construction. The station's two EPR plants are scheduled to begin operations in 2025 and will provide approximately 7% of the UK's future electricity needs. Areva subsequently announced it had signed contracts to deliver the two nuclear reactor systems as well as a long-term fuel supply agreement for the plant.

Developments in Japan continue to be conflicted. The newly elected governor of the Kagoshima prefecture has advised he will not block the restart of Kyushu Electric Power Co.'s Sendai Units 1 & 2, currently undergoing maintenance and set to restart December 2016. Meanwhile, despite positive progress towards securing lifetime extensions for Takahama 1 & 2 and Mihama 3, Kansai Electric's appeal against an injunction halting operation of Takahama 3 & 4 was rejected at the District court level and must now progress to the Osaka high court. Japan's nuclear regulator has cleared another pair of reactors on the southernmost island of Kyushu. The Nuclear Regulation Authority approved a preliminary report on 9 November 2016 that says Kyushu Electric Power Co.'s Genkai Units 3 and 4 meet post-Fukushima safety rules, one of the biggest hurdles an operator must clear. A 30-day comment period must be held before any final approval.

In August the New York Public Service Commission announced the implementation of a Clean Energy Standard requiring that 50% of New York's power should come from clean and renewable sources (including nuclear) by 2030. The Clean Energy Standard will provide subsidies to existing nuclear plants and its announcement was followed by news that Exelon would invest US$200M in upgrading its Ginna and Nine Mile Point reactors within the state as well as complete the purchase of the FitzPatrick station from Entergy. Under Entergy's ownership, the FitzPatrick plant had been slated for closure in January 2017. Following on from the New York developments, Illinois lawmakers have hinted that similar measures could be implemented to save Exelon's Quad Cities and Clinton plants from early closure.

Whilst short-term trends are negative, Paladin does not believe U30 e spot price can stay below US$20/lb for an extended period of time because the average received price by industry suppliers, including taking into account historical term contracts, is rapidly declining. Our internal analysis suggests that average industrywide received prices could fall by 25-30% within the next 18-24 months if uranium price remains at or below US$20/lb and at in that case supply would rapidly adjust with major mine closures.

Company strategy

Paladin believes a uranium industry turnaround is imminent. However, given the current low pricing environment, its current strategies are focused on optimising actions to maximise cash flow whilst also prudently enacting capital management actions. Paladin's strategies are aimed at maximising shareholder value through the uranium price downtiurn whilst remaining positioned for a future normalisation of the uranium market and price. Key elements of the Company's strategy include:

▪	Maximising LHM operating cash flows through optimisation initiatives that preserve the integrity of the long-term life of mine plan.

▪	Maintaining KM and the Company's exploration assets on a minimal expenditure, care and maintenance basis.

▪	Minimise corporate and administrative costs.

▪
Progress strategic initiatives with respect to partnerships, strategic investment, funding and corporate transactions, that result in de-risking Paladin's funding structure or provide clear value accretion for stakeholders.

Company outlook

LHM's mine plan has been adjusted, which involves reducing mining material movement combined with processing plant feed coming from stockpiled low and medium grade ores. The revised mine plan effectively shifts higher-grade ore processing into later years when uranium prices are expected to be higher. The FY2017 average feed grade will be reduced into the range of 550ppm to 570ppm vs our previous internal Company budget of 700ppm. The impact of the change will reduce finished U3O8 production by up to 1.0Mlb to 1.5Mlb per year for each of the next two years. However, the requirement for less movement of mined material on site during the period reduces cash operating costs by well in excess of any lost revenue. Using Paladin's internal assumptions the initiative will generate approximately US$40M of cumulative incremental operating cash flow for FY2017 and FY2018. Paladin has obtained the required third-party consents.

Taking into account the revised LHM mine plan, key relevant guidance items for FY2017 include:

▪	LHM Production - Annual production guidance in the range of approximately 3.8Mlb U3O8 to approximately 4.0Mlb U3O8.

▪	LHM C1 cash costs - C1 iun it cash cost for FY2017 is expected to be in the range of US$17/lb to US$19/lb (previous guidance US$19/lb to US$22/lb).

▪
Corporate costs, exploration and KM - Guidance for combined expenditure on corporate costs, exploration and KM care and maintenance is forecast to be approximately US$1 4M. This is a further reduction of US$5M compared to FY2016.

▪	The Company expects that the all-in cash expenditure for the full-year FY2017 will be in the range of US$29/lb to US$31 /lb (previous guidance US$32/lb to U S$34/lb).

Key relevant guidance items for the quarter to 31 December 2016 include:

▪	Uranium sales -Anticipated to be in the range of 1.40Mlb to 1.60Mlb U3O8.

▪	Average selling price - Expected to be irn the range of US$25/lb to US$27/lb at current spot uranium prices.

▪	LHM C1 unit cash costs - Expected to be within the range of US$17/lb to US$19/lb.

▪
Cash and cash equivalents balance as at 31 December 2016 - Forecast to be in the range of US$20M to US$30M (excluding one-off items such as proceeds received from previously announced strategic initiatives), with such revised forecast heavily dependent on receiving overdue VAT receipts from the Government of Namibia of approximately US$5M and the timing of certain sales receipts.

The previously announced strategic initiatives regarding the potential sale of a 24% interest in LHM for US$175M and sale of an interest in Manyingee project to MGT continue to be progressed. Paladin currently intends to apply any funds received from the strategic initiatives towards repayment of the US$212M outstanding amount of the Convertible Bonds due April 2017.

GENERALLY ACCEPTED ACCOUNTING PRACTICE

The news release includes non-GAAP performance measures: C1 cost of production, EBITDA, non-cash costs as well as other income and expenses. The Company believes that, in addition to the conventional measures prepared in accordance with GAAP, the Company and certain investors use this information to evaluate the Company's performance and ability to generate cash flow. The additional information provided herein should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

DECLARATION

The information in this announcement that relates to minerals exploration and mineral resources is based on information compiled by David Princep BSc, P.Geo FAuslMM (CP) who has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he is undertaking to qualify as Competent Person as defined in the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code). Mr Princep is a fulltime employee of Paladin Energy Ltd. Mr. Princep consents to the inclusion of the information in this announcement in the form and context in which it appears.

CONFERENCE CALL

Conference Call and Investor Update is scheduled for 07:30 Perth & Hong Kong, Wednesday 16 November 2016; 23:30 London, Tuesday 15 November 2016 and 18:30 Toronto, Tuesday 15 November 2016. Details are included in a separate news release dated 8 November 2016.

CONTACTS

For additional information, please contact:

Andrew Mirco
Investor Relations Contact (Perth)
Tel: +61 -8-9423-8162 or Mobile: +61-409-087-171
Email: andrew.mirco@paladinenergy.com.au

PALADIN ENERGY LTD
A.C.N. 061 681 098

FINANCIAL REPORT

FOR THE THREE MONTHS ENDED

30 SEPTEMBER 2016

PALADIN ENERGY LTD

Table of Contents – First Quarter Report 30 September 2016

The financial report covers the Group consisting of Paladin Energy Ltd (referred throughout as the Company or Paladin) and its controlled entities.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

The following Management Discussion and Analysis (“MD&A”) for Paladin Energy Ltd (“Company”) and its controlled entities (“Group”) should be read in conjunction with the Unaudited Consolidated Financial Statements for the three months ended 30 September 2016.  The effective date of this unaudited report is 15 November 2016.

The financial information presented in this MD&A has been extracted from the attached financial statements.  For the purpose of preparing our MD&A, we consider the materiality of information. Information is considered material if: (i) such information results in, or would reasonably be expected to result in, a significant change in market price or value of our shares; or (ii) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or (iii) it would significantly alter the total mix of information available to investors. We evaluate materiality with reference to all relevant circumstances, including potential market sensitivity.

Additional information relating to the Company, including public announcements, is available at www.paladinenergy.com.au.

Additional information relating to the Company and its operations, including the Company’s Quarterly Activities Report for each of the periods ended 31 December 2015, 31 March 2016 and 30 September 2016, and the most recent Audited Annual Report for the year ended 30 June 2016 and other public announcements are available at www.paladinenergy.com.au.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this MD&A, including those relating to strategies and other statements, are predictive in nature, and depend upon or refer to future events or conditions, or include words such as “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “with an expectation of”, “is expected”, “are expected”, or similar expressions that are forward looking statements.  Forward looking statements include, without limitation, the information concerning possible or assumed further results of operations as set forth herein.  These statements are not historical facts but instead represent only expectations, estimates and projections regarding future events and are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations generally.

The forward looking statements contained in this MD&A are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  The future results of the Group may differ materially from those expressed in the forward looking statements contained in this MD&A due to, among other factors, the risks and uncertainties inherent in the business of the Group. The Company does not undertake any obligation to update or release any revisions to these forward looking statements to reflect events or circumstances after the date of this MD&A or to reflect the occurrence of anticipated events.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

OVERVIEW

The Group has two uranium mines in Africa1, uranium exploration projects in Australia, Africa and Canada, and a strategy to become a major uranium mining house.  The Company is incorporated under the laws of Western Australia with a primary share market listing on the Australian Securities Exchange (“ASX”) and additional listings on the Toronto Stock Exchange (“TSX”) in Canada; as well as the Munich, Berlin, Stuttgart and Frankfurt Stock Exchanges in Europe; and the Namibian Stock Exchange in Africa.

1 Langer Heinrich Mine, Namibia (operating). Kayelekera Mine, Malawi (on care and maintenance).

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

The main activities and results during the three months ended 30 September 2016 were:

OPERATIONS*
•	Langer Heinrich Mine (LHM) produced 1.293Mlb U3O8 for the three months ended 30 September 2016, up 16% from the last quarter.
-	Ore milled of 949,906t, up 13% vs. last quarter.
-	Average plant feed grade of 704ppm U3O8, up 5% vs. last quarter.
-	Overall recovery of 87.7%, down 2% vs. last quarter.
-	Record low quarterly C1 cash cost of production of US$16.45/lb (vs. guidance of US$20.00/lb to US$22.00/lb).

•	Kayelekera Mine (KM) remains on care and maintenance.
-	Quarterly activities at site focussed on water treatment, discharge and monitoring.

•	C1 cost of production:
-
LHM unit C1 cost of production for the quarter decreased by 38% from US$26.60/lb in the June 2016 quarter to US$16.45/lb in the September 2016 quarter primarily due to strong operating performance and the impact of the US$168.9M write-down of LHM’s ore stockpiles that occurred at 30 June 2016.

•
Annual production guidance of 3.8Mlb to 4.0Mlb for FY17. LHM mine plan adjusted, which involves the suspension of mining and the processing of ore stockpiles, will shift higher-grade ore processing into later years when uranium prices are expected to be higher and will materially reduce cash operating costs.

•
The Company’s 12 month moving average Lost Time Injury Frequency Rate (LTIFR) increased to 2.5 as compared to 1.8 at the end of the last quarter. Two Lost Time Injuries (LTI) were reported during the quarter: a process operator sustained an injury to the right ankle descending a fixed ladder and a maintenance tradesman injured a shoulder while using a drill. The Company achieved 818 LTI free days at KM.

SALES AND REVENUE
•	Sales revenue of US$15.1M for the quarter, selling 0.600Mlb U3O8 at an average price of US$25.19/lb U3O8 (vs. average spot price of US$25.33/lb).

CORPORATE INITIATIVES
•
A US$25.0M 24-month Revolving Credit Facility was implemented at LHM. The purpose is to provide a buffer facility that can be drawn in periods where LHM-level working capital requirements are in deficit, mainly due to the timing of sales receipts. The provider of the Revolving Credit Facility is Nedbank Limited, through its UK registered subsidiary, N.B.S.A. Limited.

OTHER
•	Underlying EBITDA of negative US$7.1M has deteriorated by US$13.5M for the three months ended 30 September 2016.
•
Underlying all-in cash expenditure per pound of uranium production for the three months ended
30 September 2016 of US$29.31/lb, a decrease of 37% compared to the three months ended
 30 September 2015 of US$46.25/lb.

•
The TradeTech weekly spot price average for the September quarter was US$25.33/lb, a fall of 8% compared to the June 2016 quarter average of US$27.50 and a 31% decrease compared to the September 2015 quarter average of US$36.48/lb. TradeTech’s end-September spot price of US$22.25/lb was the lowest level observed since February 2005.

•
Final contracts for the Hinkley Point C nuclear power station were signed in London on 29 September 2016 between the UK Government, Electricite de France and China General Nuclear marking the end of the project development phase and the move into construction. The

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

station’s two EPR plants are scheduled to begin operations in 2025 and will provide approximately 7% of the UK’s future electricity needs.
•
At 30 September 2016, the Group’s cash and cash equivalents were US$27.6M, a decrease of US$31.6M from US$59.2M at 30 June 2016. Guidance previously provided was for the 30 September 2016 cash balance to be in the range of US$35M to US$55M, but lower than anticipated sales volumes (due to the timing of sales), and lower uranium prices, together with higher ore and waste mined and the late payment of LHM VAT refunds.

* LHM production volumes and unit C1 cost of production include an adjustment to in-circuit inventory relating to leached uranium within the process circuit.

NON IFRS MEASURES

C1 cost of production
C1 cost of production = cost of production excluding product distribution costs, sales royalties and depreciation and amortisation before adjustment for impairment. C1 cost, which is a non-IFRS measure, is a widely used ‘industry standard’ term. We use this measure as a meaningful way to compare our performance from period to period. We believe that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate our performance.  C1 cost information (unaudited) has been extracted from the financial statements. For an analysis of total cost of sales refer to Note 11 to the financial statements.  Refer to page 9 for reconciliation.

Underlying EBITDA
The Company’s Earnings Before Interest, Tax, Depreciation and Amortisation (Underlying EBITDA) represents profit before finance costs, taxation, depreciation and amortisation, impairments, foreign exchange gains/losses, restructure costs and other income. As the mining industry is a capital-intensive industry, capital expenditures, the level of gearing and finance costs may have a significant impact on the net profit of companies with similar operating results. Therefore, the Company believes underlying EBITDA may be helpful in analysing the operating results of a mining company like itself. Although underlying EBITDA is widely used in the mining industry as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under IFRS. Refer to page 8 for reconciliation.

Underlying All-In Cash Expenditure per Pound
Underlying All-In Cash Expenditure = total cash cost of production plus non-production costs, capital expenditure, KM care & maintenance expenses, corporate costs, exploration costs and debt servicing costs and mandatory repayments, excluding one-off restructuring costs. Underlying All-In Cash Expenditure, which is a non-IFRS measure, is widely used in the mining industry as a benchmark to reflect operating performance. We use this measure as a meaningful way to compare our performance from period to period as it provides a more comprehensive view of costs than the cash cost approach. Refer to page 9 for reconciliation.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

FINANCIAL RESULTS
		THREE MONTHS ENDED 30 SEPTEMBER
	% Change	2016	2015	2014
	from 2015 to 2016
Production volume (Mlb)	19%	1.293	1.083	1.090
Sales volume (Mlb)	(25)%	0.600	0.800	1.250
Realised sales price (US$/lb)	(45)%	25.19/lb	46.12/lb	31.16/lb

		US$M	US$M	US$M
Revenue	(59)%	15.2	37.0	39.3
Cost of Sales	39%	(15.7)	(25.7)	(37.9)
Impairment – inventories	(100)%	(12.1)	-	-
Gross profit	(212)%	(12.6)	11.3	1.4

Loss after tax attributable to members of the Parent	(70)%	(27.8)	(16.4)	(38.8)
Other comprehensive loss for the period, net of tax		-	(28.8)	(37.6)
Total comprehensive loss attributable to the members of the parent	%	(27.8)	(45.2)	(76.4)
Loss per share - basic & diluted (US cents)	(60)%	(1.6)	(1.0)	(3.8)

References below to 2016 and 2015 are to the equivalent three months ended 30 September 2016 and 2015 respectively.

Revenue in 2016 decreased by 59%, due to a 45% decrease in realised sales price and a 25% decrease in sales volume.

Gross Loss in 2016 of US$12.6M is a turnaround from the gross profit in 2015 of US$11.3M due to a 45% decrease in realised sales price, a 25% decrease in sales volume, and an impairment of inventory of US$12.1M (2015: US$Nil), which was partially offset by a 39% decrease in cost of sales. Impairments comprise of a US$11.4M impairment of LHM ore stockpiles and a US$0.7M impairment of finished goods. A change in the life of mine plan has resulted in a change in the timescale for processing the LHM ore stockpiles.  The stockpiles are now forecast to be processed over the next two to three years, which due to the lower forecast prices (compared to forecast prices in future periods when the stockpiles were originally planned to be processed) has resulted in the net realisable value at 30 September 2016 being estimated as US$Nil.

Loss after Tax Attributable to the Members of the Parent for 2016 of US$27.8M is higher than the loss of US$16.4M in 2015, and is predominantly due to the US$12.1M impairment of ore stockpiles and finished goods discussed earlier, a US$4.1 foreign exchange loss (2015: foreign exchange gain US$6.2M), which has been partially offset by a US$5.2M decrease in corporate and marketing costs, a decrease in KM care and maintenance expenses of US$0.9M and a lower income tax expense of US$0.8m (2015: US$10.8M).

Segment Information
The Namibian segment loss in 2016 of US$20.5M is a turnaround from the profit in 2015 of US$2.5M, as a result of a 45% decrease in realised sales price, a 25% decrease in sales volume, and an impairment of inventory of US$12.1M (2015: US$Nil), which was partially offset by a 39% decrease in cost of sales and a US$10.8M decrease in income tax expense. The Malawian segment loss decreased by US$0.9M as a result of lower care and maintenance costs. The exploration activities loss has decreased by US$0.2M. In the Unallocated portion, the Group

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

reflected the remaining Income Statement activities, which for 2016 comprise mainly marketing, corporate, finance and administration costs.  The loss (costs) in this area has decreased by US$4.8M through the various cost reduction initiatives.

Three Year Trend
Revenue has decreased by 61% since 2014, due to a 52% decrease in sales volume and a 19% decrease in realised sales price.  Gross Loss in 2016 of US$12.6M is a turnaround from the gross profit in 2014 of US$1.4M due to there being a 19% decrease in realised sales price, a 52% decrease in sales volume, and an impairment of inventory of US$12.1M (2014: US$Nil), discussed earlier, which was partially offset by a 59% decrease in cost of sales.

UNDERLYING EBITDA
		THREE MONTHS ENDED 30 SEPTEMBER
		2016	2015
	Note	US$M	US$M
Loss/profit before interest and tax		(20.6)	6.5
Depreciation and amortisation	11	3.3	3.8
Impairment loss reversed on sale of inventory	11	(6.0)	(2.0)
Impairment of inventory and ore stockpiles		12.1	-
Foreign exchange loss/(gain)	11	4.1	(6.2)
Restructure costs	11	-	4.3
Underlying EBITDA		(7.1)	6.4

Underlying EBITDA has deteriorated by US$13.5M for the three months ended 30 September 2016.

REALISED SALES PRICE AND SALES & PRODUCTION VOLUMES

		THREE MONTHS ENDED 30 SEPTEMBER
	% Change	2016 US$	2015 US$
Realised uranium sales price	(45)%	US$25.19/lb	US$46.12/lb
		Mlb U3O8	Mlb U3O8
Sales volume	(25)%	0.600	0.800
Production	19%	1.293	1.083

The average realised uranium sales price for the three months ended 30 September 2016 was US$25.19/lb U3O8 compared to the TradeTech weekly spot price average for the period of US$25.33/lb U3O8.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

RECONCILIATION OF C1 COST OF PRODUCTION TO COST OF GOODS SOLD

	THREE MONTHS ENDED 30 SEPTEMBER
	2016	2015

Volume Produced (Mlb)	1.293	1.083
Cost of Production/lb (C1)	US$16.45/lb	US$27.82/lb

	US$M	US$M
Cost of Production (C1)	21.3	30.1
Depreciation & amortisation	5.2	5.5
Production distribution costs	1.3	0.5
Royalties	0.6	1.1
Inventory movement	(12.7)	(11.5)

Cost of goods sold	15.7	25.7

The C1 cost of production for the three months ended 30 September 2016 decreased by 41% to US$16.45/lb U3O8 (2015: US$27.82/lb U3O8); and total C1 cost of production for the year decreased by 29%, to US$21.3M.

The unit C1 cash cost of production decrease was primarily due to strong operating performance and the impact of the US$168.9M write-down of LHM’s ore stockpiles that occurred at 30 June 2016. In compliance with International Financial Reporting Standards (IFRS) all inventory has to be measured at the lower of cost and net realisable value. The proposed LHM mine plan adjustment and the current low uranium spot price resulted in the write-down in accordance with IFRS. The write-down reduced the current medium grade ore stockpiles to zero value, therefore this quarter’s C1 cash cost of production no longer includes these historical inventory costs.

ANALYSIS OF UNDERLYING ALL-IN CASH EXPENDITURE
 PER POUND OF URANIUM PRODUCTION
	% Change	THREE MONTHS ENDED 30 SEPTEMBER
		2016	2015
		US$/lb	US$/lb
LHM – C1 cost of production	41%	16.45	27.82
Movement in ore stockpiles		4.47	1.90
Royalties		0.47	1.04
Product distribution costs		1.04	0.42
LHM – total cash cost of production	28%	22.43	31.18
Commercial & administration – non-production		0.60	1.50
Social development – non-production		-	0.06
Capex		1.23	0.82
LHM – total cash cost after capex	28%	24.26	33.56
KM – care & maintenance expenses		1.30	1.99
Corporate costs		0.80	1.98
Exploration costs		0.62	1.87
Debt servicing costs		2.33	6.85
Underlying all-in cash expenditure	37%	29.31	46.25

Underlying all-in cash expenditure per pound of uranium production for the period ended 30 September 2016 was US$29.31/lb, a decrease of 37% compared to the period ended 30 September 2015 of US$46.25/lb.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

ANALYSIS OF ADMINISTRATION, MARKETING & NON-PRODUCTION COSTS

		THREE MONTHS ENDED 30 SEPTEMBER
	% Change	2016 US$M	2015 US$M
Total	71%	(2.1)	(7.3)

Costs for the three months ended 30 September 2016 decreased by US$5.2M, mainly due to a 45% decrease in corporate and marketing costs from US$2.2M in 2015 to US$1.2M in 2016 and a 100% decrease in restructure costs from US$4.3M in 2015 to US$Nil in 2016.

SUMMARY OF QUARTERLY FINANCIAL RESULTS
		2016	2016	2016	2015
		Sep Qtr	Jun Qtr	Mar Qtr	Dec Qtr

Production U3O8	Mlb	1.293	1.119	1.302	1.259
C1 cost of production	US$/lb	16.45	26.60	24.13	25.38
Underlying all-in cash expenditure	US$/lb	29.31	38.56	31.60	39.58

Total revenues	US$M	15.2	63.0	20.8	64.6
Sales volume	Mlb	0.600	1.805	0.595	1.699
Realised uranium sales price	US$/lb	25.19	34.91	34.67	37.90
Impairments	US$M	(12.1)	(172.9)	(0.3)	(0.7)
Loss after tax attributable to members	US$M	(27.8)	(82.7)	(15.1)	(7.8)
Basic and diluted loss per share	US cents	(1.6)	(4.8)	(0.9)	(0.5)
Underlying EBITDA	US$M	(7.1)	8.6	(0.8)	10.6
		2015	2015	2015	2014
		Sep Qtr	Jun Qtr	Mar Qtr	Dec Qtr

Production U3O8*	Mlb	1.083	1.336	1.234	1.377
C1 cost of production*	US$/lb	27.82	26.03	29.42	28.58
Underlying all-in cash expenditure	US$/lb	46.25	45.48	46.87	48.91

Total revenues	US$M	37.0	73.9	17.1	70.4
Sales volume	Mlb	0.800	1.766	0.440	1.911
Realised uranium sales price	US$/lb	46.12	41.49	38.03	36.43
Impairments	US$M	-	(247.7)	-	(1.7)
Loss after tax attributable to members	US$M	(16.4)	(195.9)	(12.6)	(20.5)
Basic and diluted loss per share	US cents	(1.0)	(11.7)	(0.8)	(1.7)
Underlying EBITDA	US$M	6.4	7.6	(6.2)	(7.2)

* LHM production volumes and unit C1 cost of production for the quarter ended December 2014 includes an adjustment to in-circuit inventory relating to leached uranium within the process circuit.

The unit C1 cost of production for LHM decreased 41% over the last year, from US$27.82/lb in the September 2015 quarter to US$16.45/lb in the September 2016 quarter.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

The unit C1 cash cost of production decrease was primarily due to strong operating performance and the impact of the US$168.9M write-down of LHM’s ore stockpiles that occurred at 30 June 2016 discussed earlier.

Total revenue for the quarter ended 30 September 2016 was lower than the comparative quarter, due to lower realised uranium prices and lower sales volumes. Total revenue for the quarter ended June 2016 was lower than the comparative quarter, due to lower realised uranium prices which was partially offset by higher sales volumes. Total revenue for the quarter ended March 2016 was higher than the comparative quarter, due to higher sales volumes which was partially offset by lower realised uranium prices.  Total revenue for the quarter ended December 2015 was lower than the comparative quarter, due to lower sales volumes which was partially offset by higher realised uranium prices.

Certain Balance Sheet items are set out below:

SUMMARISED STATEMENT OF FINANCIAL POSITION
	30 SEPT	30 JUNE	30 June
	2016	2016	2015
	UNAUDITED	AUDITED	AUDITED
	US$M	US$M	US$M

Cash and cash equivalents	27.6	59.2	183.7
Inventories	47.9	35.9	231.6
Total assets	768.8	791.1	1,100.0
Interest bearing loans and borrowings	442.3	429.2	534.5
Total long-term liabilities	517.5	493.4	859.3
Net Assets	15.5	48.9	198.3

Cash and Cash Equivalents have decreased by US$31.6M, mainly as a result of payments to suppliers and employees of US$48.0M, a US$10.4M distribution to CNNC by way of repayment of intercompany loans owing by LHM that have been assigned to CNNC, net interest paid of US$7.3M and payments for property, plant and equipment at LHM of US$1.6M. This was partially offset by receipts from customers of US$16.1M and the drawdown of US$20M under the LHM secured Revolving Credit Facility.

Inventories have increased by US$12.0M, predominantly due to an increase in the number of pounds of finished goods at 30 September 2016 as LHM produced 1.293Mlb and sold 0.600Mlb during the period.

Interest Bearing Loans and Borrowings have increased by US$13.1M, primarily as a result of the drawdown of US$20M under the LHM secured Revolving Credit Facility and the non-cash accretion of the convertible bonds of US$3.3M, partially offset by a US$10.4M distribution to CNNC by way of repayment of intercompany loans owing by LHM that have been assigned to CNNC.

Segment Assets: Namibian assets have decreased predominantly due to a decrease in cash and property, plant and equipment which was partially offset by an increase in inventory and debtors.  Malawian assets, which are predominantly cash and stores and consumables, have remained stable. The Exploration segment assets have remained stable. The Australian dollar strengthened against the US dollar which resulted in an increase in the US dollar value of Australian denominated dollar exploration assets, however the Canadian dollar weakened against the US dollar which resulted in a decrease in the US dollar value of Canadian dollar denominated exploration assets, which was offset by capitalised exploration expenditure. In the Unallocated portion, assets increased primarily due to an increase in cash and cash equivalents resulting from a US$29.6M distribution to Paladin by way of repayment of intercompany loans owing by LHM to Paladin.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

LIQUIDITY AND CAPITAL RESOURCES

The Group’s principal source of liquidity as at 30 September 2016, was cash of US$27.6M
 (30 June 2016: US$59.2M).  Any cash available to be invested is held with Australian banks with a minimum AA- Standard & Poor’s credit rating over a range of maturities.  Of this, US$25.1M is held in US dollars.

Net Cash Outflow from Operating Activities was US$39.4M in 2016 (2015: outflow US$52.3M), primarily due to payments to suppliers and employees of US$48.0M (2015: US$47.3M) and net interest paid of US$7.3M (2015: US$5.7M), which were partially offset by receipts from customers of US$16.1M (2015: US$0.8M).

Net Cash Outflow from Investing Activities was US$2.2M in 2016 (2015: US$4.2M) and is due primarily to plant and equipment acquisitions of US$1.6M (2015: US$0.9M) at LHM, including flash-splash 2 upgrade of US$0.8M and TSF5 liners of US$0.5M as well as capitalised exploration expenditure of US$0.6M (2015: US$3.3M).

Net Cash Inflow from Financing Activities of US$9.6M in 2016 is attributable to the drawdown of US$20M under the LHM secured Revolving Credit Facility, which was partially offset by a US$10.4M distribution to CNNC by way of repayment of intercompany loans owing by LHM that have been assigned to CNNC.  The net outflow in 2015 of US$18.0M was attributable to the repurchase of US$20M April 2017 Convertible Bonds for US$18.0M (excluding accrued interest).

GOING CONCERN

As at 30 September 2016, the Group had a net current asset deficit of US$144.9M (30 June 2016: deficit US$139.9M), including cash on hand of US$27.6M (30 June 2016: US$59.2M).  Included within this cash on hand is US$0.8M (30 June 2016: US$0.6M), which is restricted for use in respect of supplier guarantees provided by LHM.

Repayment obligations during the next twelve months to 30 September 2017 in respect of interest bearing loans and borrowings are summarised as follows:

•	interest payments of US$23.2M for the 2012 (due 2017) and 2015 (due 2020) unsecured convertible bonds.
•	US$212M principal repayment of 2012 unsecured convertible bonds maturing on 30 April 2017.

The ability of the Group to pay its debts as and when they fall due and thus to continue as a going concern is dependent upon the achievement of certain strategic and financing initiatives, as outlined below.

The Directors are satisfied that it is appropriate to prepare the financial statements on a going concern basis, due to:

•	The following strategic initiatives announced on 21 July 2016:
o
A non-binding terms sheet signed with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in the Langer Heinrich Mine. The sale is expected to raise US$175M in cash. Originally the Company was working towards a formal close of the transaction in the fourth quarter of the 2016 calendar year. That closure timing was predicated on a timetable that assumed the transaction would become binding around the end of October 2016. The definitive agreements contemplated in the non-binding term sheet have not yet been executed with the result that it is no longer likely that the transaction will close by the end of the fourth quarter of CY2016.  Discussions with COUH are ongoing.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

o
A sale of tenement agreement executed with MGT Resources Limited (“MGT”) for sale of up to a 75% interest in the Company’s 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash. The transaction is conditional on all relevant approvals (including MGT shareholder approval) and is subject to MGT financing. It is expected to close late in the first quarter of CY2017 or early in the second quarter of CY2017.

•	The Company’s history of successful capital raisings and other financing arrangements.

Should the Group not achieve the matters set out above, there is uncertainty whether the Group would continue as a going concern and therefore whether it would realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the financial report. The financial report does not include adjustments relating to the recoverability or classification of the recorded assets amounts nor to the amounts or classification of liabilities that might be necessary should the Group not be able to continue as a going concern.

The following is a summary of the Group’s outstanding commitments as at 30 September 2016:

Payments due by period	Total US$M	Less than 1 yr US$M	1 to 5yrs US$M	5yrs+ or Unknown US$M
Tenements	21.7	1.3	12.9	7.5
Operating leases	1.8	0.5	1.3	-
Mining, transport and reagents	12.3	12.3	-	-
Manyingee acquisition costs	0.6	-	-	0.6
Total commitments	36.4	14.1	14.2	8.1

In relation to the Manyingee Uranium Project, the acquisition terms provide for a payment of A$0.75M (US$0.58M) by the Group to the vendors when all project development approvals are obtained.

The Group has no other material off balance sheet arrangements.

OUTSTANDING SHARE INFORMATION

As at 15 November 2016, Paladin had 1,712,843,812 fully paid ordinary shares issued.  The following table sets out the fully paid ordinary shares and those issuable under the Group Employee Performance Share Rights Plan and in relation to the Convertible Bonds:

As at 15 November 2016	Number
Ordinary shares	1,712,843,812
Issuable under Performance Share Rights Plan (SARs)*	-
Issuable under Executive Share Option Plan	3,000,000
Issuable in relation to the US$212M Convertible Bonds	115,846,995
Issuable in relation to the US$150M Convertible Bonds	421,348,315
Total	2,253,039,122

*The number of ordinary shares ultimately issuable upon vesting of the Share Appreciation Rights will vary as the number of ordinary shares to be issued is based upon Paladin’s relative share price growth over the relevant vesting periods.  The number disclosed in the table above is based on the closing share price at 14 November 2016 of A$0.099.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

CRITICAL ACCOUNTING ESTIMATES

The preparation of the Unaudited Financial Report requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Significant areas requiring the use of management estimates relate to the determination of the following: carrying value or impairment of inventories, financial investments, property, plant and equipment, intangibles, mineral properties and deferred tax assets; carrying value of rehabilitation, mine closure, sales contracts provisions and deferred tax liabilities; and the calculation of share-based payments.

FINANCIAL INSTRUMENTS

At 30 September 2016, the Group has exposure to interest rate risk, which is the risk that the Group’s financial position will be adversely affected by movements in interest rates that will increase the cost of floating rate debt or opportunity losses that may arise on fixed rate convertible bonds in a falling interest rate environment. Interest rate risk on cash and short-term deposits is not considered to be a material risk due to the historically low US dollar interest rates of these financial instruments.

The Group has no significant monetary foreign currency assets or liabilities apart from Namibian Dollar cash, receivables, payables and provisions and Australian dollar cash and, payables and Canadian payables.

The Group currently does not engage in any hedging or derivative transactions to manage uranium price movements, interest rate or foreign currency risks.

The Group’s credit risk is the risk that a contracting entity will not complete its obligation under a financial instrument that will result in a financial loss to the Group.  The carrying amount of financial assets represents the maximum credit exposure.  The Group trades only with recognised, credit worthy third parties.  In addition, receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not material.

The Group’s treasury function is responsible for the Group’s capital management, including management of the long-term debt and cash as part of the capital structure.  This involves the use of corporate forecasting models which enable analysis of the Group’s financial position, including cash flow forecasts, to determine the future capital management requirements.  To ensure sufficient funding for operational expenditure and growth activities, a range of assumptions are modelled so as to provide the flexibility in determining the Group’s optimal future capital structure.

OTHER RISKS AND UNCERTAINTIES

Risk Factors

The Group is subject to other risks that are outlined in the Annual Information Form 51-102F2, which is available on SEDAR at sedar.com

TRANSACTIONS WITH RELATED PARTIES

During the period ended 30 September 2016, no payments were made to Director related entities.  Directors of the Company receive fees as outlined in the Company’s management circular forming part of the Company’s Notice of AGM.

PALADIN ENERGY LTD

Management Discussion and Analysis	For the Three Months Ended 30 September 2016
(All figures are in US dollars unless otherwise indicated)

DISCLOSURE CONTROLS

The Group has applied its Disclosure Control Policy to the preparation of the Unaudited Consolidated Financial Report for period ended 30 September 2016, associated Management Discussion and Analysis and Report to Shareholders.  An evaluation of the Group’s disclosure controls and procedures used has been undertaken and concluded that the disclosure controls and procedures were effective.

INTERNAL CONTROLS

The Group has designed appropriate Internal Controls over Financial Reporting (ICFR) and ensured that these were in place for the period ended 30 September 2016.  An evaluation of the design of ICFR has concluded that it is adequate to prevent a material misstatement of the Group’s Unaudited Consolidated Financial Report as at 30 September 2016.

CHANGES IN ACCOUNTING POLICIES

The Group has adopted all new and amended Australian Accounting Standards and AASB Interpretations effective from 1 July 2016.  The nature and impact of each new standard and amendment is described in Note 2 – Basis of Preparation.

SUBSEQUENT EVENTS

Other than disclosed below, since 30 September 2016, the Directors are not aware of any other matter or circumstance not otherwise dealt with in this report, that has significantly or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent periods with the exception of the following, the financial effects of which have not been provided for in the 30 September 2016 Financial Report:

Update on Strategic Process

On 10 November 2016, the Company provided an update regarding the previously announced strategic initiatives including: the potential sale of a 24% interest in the Langer Heinrich Mine (LHM) for US$175M to CNNC Overseas Uranium Holdings Ltd (COUH); and the sale of a 75% interest in the Manyingee project to MGT Resources Ltd (MGT).

The definitive agreements contemplated in the non-binding term sheet for the potential sale of a 24% interest in LHM have not yet been executed with the result that it is no longer likely that the transaction will close by the end of the fourth quarter of CY2016.  Discussions with COUH are ongoing.

The sale of an interest in Manyingee is now expected to close late in the first quarter of CY2017 or early in the second quarter of CY2017.

Issue of Share Appreciation Rights

On 11 November 2016, the Company issued 2,955,000 Share Appreciation Rights under the terms of the Company’s existing Employee Performance Share Rights Plan for nil consideration.

Manyingee Sale of Tenement Agreement Executed

On 15 November 2016, the Company announced that MGT Resources group of companies had signed a sale of tenement agreement with the Paladin group of companies in relation to a joint venture over the Manyingee Mining Leases in North Western Australia. The transaction is conditional on all relevant approvals (including MGT shareholder approval) and is subject to MGT financing.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED INCOME STATEMENT
EXPRESSED IN US DOLLARS

		Three months ended
		30 September
	Notes	2016	2015
		US$M	US$M
Revenue

Revenue	10	15.2	37.0
Cost of sales	11	(15.7)	(25.7)
Impairment - inventories		(12.1)	-
Gross profit		(12.6)	11.3

Other income	11	-	6.2

Exploration and evaluation expenses	18	(0.2)	(0.4)

Administration, marketing and non-production costs	11	(2.1)	(7.3)

Other expenses	11	(5.7)	(3.3)

(Loss)/profit before interest and tax		(20.6)	6.5

Finance costs	11	(12.2)	(12.2)

Net loss before income tax		(32.8)	(5.7)

Income tax expense	12	(0.8)	(10.8)

Net loss after tax		(33.6)	(16.5)

Attributable to:
Non-controlling interests		(5.8)	(0.1)
Members of the parent		(27.8)	(16.4)

Net loss after tax		(33.6)	(16.5)

Loss per share (US cents)
Loss after tax from operations attributable to ordinary equity holders of the Company - basic and diluted (US cents)		(1.6)	(1.0)

The above Consolidated Income Statement should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
EXPRESSED IN US DOLLARS

	Three months ended
	30 September
	2016	2015
	US$M	US$M

Net loss after tax from operations	(33.6)	(16.5)

Other comprehensive income

Items that may be reclassified subsequently to profit or loss:

Net loss on available-for-sale financial assets	-	(0.2)

Foreign currency translation	0.4	(26.1)

Income tax on items of other comprehensive income	(0.3)	(2.5)

Items that will not be subsequently reclassified to profit or loss:

Foreign currency translation attributable to non- controlling interests	-	(0.3)

Other comprehensive loss for the period, net of tax	0.1	(29.1)

Total comprehensive loss for the period	(33.5)	(45.6)

Total comprehensive loss attributable to:
Non-controlling interests	(5.7)	(0.4)
Members of the parent	(27.8)	(45.2)

	(33.5)	(45.6)

The above Consolidated Statement of Comprehensive Income should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
EXPRESSED IN US DOLLARS
	Notes		As at 30 September 2016 US$M	As at 30 June 2016 US$M
ASSETS

Current assets
Cash and cash equivalents	5		27.6	59.2
Trade and other receivables	13		14.1	12.2
Prepayments			1.3	1.6
Inventories	14		47.9	35.9

TOTAL CURRENT ASSETS			90.9	108.9

Non current assets
Trade and other receivables	13		0.8	1.2
Other financial assets	15		0.9	0.9
Property, plant and equipment	16		254.1	256.8
Mine development	17		38.9	39.8
Exploration and evaluation expenditure	18		335.9	336.1
Intangible assets	19		11.0	11.1
Deferred tax assets			36.3	36.3

TOTAL NON CURRENT ASSETS			677.9	682.2

TOTAL ASSETS			768.8	791.1

LIABILITIES

Current liabilities
Trade and other payables			25.2	31.5
Interest bearing loans and borrowings	6		206.8	204.7
Other Interest bearing loans - CNNC	7		-	10.4
Provisions	20		3.8	2.2

TOTAL CURRENT LIABILITIES			235.8	248.8

Non current liabilities
Interest bearing loans and borrowings	6		148.5	127.8
Other Interest bearing loans - CNNC	7		87.0	86.3
Provisions	20		82.0	79.3
Unearned revenue	21		200.0	200.0

TOTAL NON CURRENT LIABILITIES			517.5	493.4

TOTAL LIABILITIES			753.3	742.2

NET ASSETS			15.5	48.9

EQUITY
Contributed equity	8(a	)	2,101.1	2,101.1
Reserves			50.0	49.9
Accumulated losses			(2,051.5)	(2,023.7)
Parent interests			99.6	127.3
Non-controlling interests			(84.1)	(78.4)

TOTAL EQUITY			15.5	48.9

The above Consolidated Statement of Financial Position should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
EXPRESSED IN US DOLLARS

	Contributed Equity US$M	Available for Sale Reserve US$M	Share- Based Payments Reserve US$M	Convertible Bond Non-Distrib-utable Reserve US$M	Foreign Exchange Revaluation Reserve US$M	Acquisition Reserve US$M	Option Application Reserve US$M	Consoli-dation Reserve US$M	Accumu-lated Losses US$M	Owners of the Parent US$M	Non- Controlling Interests US$M	Total US$M
Balance at 1 July 2015	2,094.9	(5.4)	46.4	94.3	(137.6)	14.9	0.1	48.4	(1,901.7)	254.3	(56.0)	198.3
Loss for the period	-	-	-	-	-	-	-	-	(16.4)	(16.4)	(0.1)	(16.5)
Other comprehensive loss	-	(2.7)	-	-	(26.1)	-	-	-	-	(28.8)	(0.3)	(29.1)
Total comprehensive loss for the period, net of tax	-	(2.7)	-	-	(26.1)	-	-	-	(16.4)	(45.2)	(0.4)	(45.6)
Contributions of equity, net of transaction costs	5.9	-	-	-	-	-	-	-	-	5.9	-	5.9
Convertible bond, equity component – net of transaction costs	-	-	-	0.5	-	-	-	-	-	0.5	-	0.5

Balance at 30 September 2015	2,100.8	(8.1)	46.4	94.8	(163.7)	14.9	0.1	48.4	(1,918.1)	215.5	(56.4)	159.1

Balance at 1 July 2015	2,101.1	(4.7)	46.7	94.3	(149.8)	14.9	0.1	48.4	(2,023.7)	127.3	(78.4)	48.9
Loss for the period	-	-	-	-	-	-	-	-	(27.8)	(27.8)	(5.8)	(33.6)
Other comprehensive income/(loss)	-	0.4	-	-	(0.4)	-	-	-	-	-	0.1	0.1
Total comprehensive income/(loss) for the period, net of tax	-	0.4	-	-	(0.4)	-	-	-	(27.8)	(27.8)	(5.7)	(33.5)
Share-based payment	-	-	0.1	-	-	-	-	-	-	0.1	-	0.1

Balance at 30 September 2016	2,101.1	(4.3)	46.8	94.3	(150.2)	14.9	0.1	48.4	(2,051.5)	99.6	(84.1)	15.5

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF CASH FLOWS
EXPRESSED IN US DOLLARS

	Three months ended
	30 September
	2016	2015
	US$M	US$M
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers	16.1	0.8
Payments to suppliers and employees	(48.0)	(47.3)
Exploration and evaluation expenditure	(0.2)	(0.4)
Other income	-	0.3
Interest received	-	0.1
Interest paid	(7.3)	(5.8)

NET CASH OUTFLOW FROM OPERATING ACTIVITIES	(39.4)	(52.3)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment	(1.6)	(0.9)
Capitalised exploration expenditure	(0.6)	(3.3)

NET CASH OUTFLOW FROM INVESTING ACTIVITIES	(2.2)	(4.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loans and borrowings	(10.4)	-
Drawdown of secured revolving credit facility	20.0	-
Repurchase of convertible bonds	-	(18.0)

NET CASH INFLOW/(OUTFLOW) FROM FINANCING ACTIVITIES	9.6	(18.0)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(32.0)	(74.5)

Cash and cash equivalents at the beginning of the period	59.2	183.7

Effects of exchange rate changes on cash and cash equivalents	0.4	(0.8)

CASH AND CASH EQUIVALENTS AT THE END OF THE FINANCIAL PERIOD	27.6	108.4

The above Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 1.  CORPORATE INFORMATION

The Interim Financial Report of the Group for the three months ended 30 September 2016 was authorised for issue in accordance with a resolution of the Directors on 15 November 2016.

Paladin Energy Ltd is a company limited by shares, incorporated and domiciled in Australia whose shares are publicly traded on the ASX, with additional listings on the Toronto Stock Exchange in Canada, the Munich, Berlin, Stuttgart and Frankfurt Stock Exchanges in Europe, as well as the Namibian Stock Exchange in Africa.

The Group’s principal place of business is Hay Street, Subiaco, Western Australia. The nature of the operations and principal activities of the Group are described in the Management Discussion and Analysis on pages 3 to 15.

NOTE 2.  BASIS OF PREPARATION

This unaudited general purpose condensed financial report for the three months ended 30 September 2016 has been prepared in accordance with Australian Accounting Standards Board (“AASB”) 134 Interim Financial Reporting, International Financial Reporting Standard, IAS 34 Interim Financial Reporting and the Corporations Act.

This unaudited financial report does not include all the notes of the type normally included in an annual financial report.  Accordingly, this unaudited report is to be read in conjunction with the Audited Annual Report for the year ended 30 June 2016 and any public announcements made by Paladin during the interim reporting period in accordance with the continuous disclosure requirements of ASX listing rules.

The unaudited financial report is presented in United States dollars and all values are rounded to the nearest hundred thousand dollars (US$100,000) unless otherwise stated under the option available to the Company under Australian Securities and Investments Commission (“ASIC”) Class Order 98/100.  The Company is an entity to which the class order applies.

The accounting policies adopted are consistent with those of the previous financial year unless otherwise stated.

New and amended accounting standards and interpretations

From 1 July 2016 the Group has adopted all Australian Accounting Standards and Interpretations effective for annual periods beginning on or before 1 July 2016. The Group has not elected to early adopt any new accounting standards and interpretations.

New standards adopted by the Group include:

AASB 2014-3 - Amendments to Australian Accounting Standards – Accounting for Acquisitions of Interests in Joint Operations [AASB 1 & AASB 11]
AASB 2014-3 amends AASB 11 Joint Arrangements to provide guidance on the accounting for acquisitions of interests in joint operations in which the activity constitutes a business.

AASB 1057 - Application of Australian Accounting Standards
AASB 1058 lists the application paragraphs for each other Standard (and Interpretation), grouped where they are the same.

AASB 2015-2 - Amendments to Australian Accounting Standards – Disclosure Initiative: Amendments to AASB 101
AASB 2015-2 makes amendments to AASB 101 Presentation of Financial Statements arising from the IASB’s Disclosure Initiative project.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 2.  BASIS OF PREPARATION (continued)

New and amended accounting standards and interpretations (continued)

AASB 2015-9 - Amendments to Australian Accounting Standards – Scope and Application Paragraphs
[AASB 8, AASB 133 & AASB 1057]
AASB 2015-9 inserts scope paragraphs into AASB 8 and AASB 133 in place of application paragraph text in AASB 1057.

These new standards have had no impact on the financial position and performance of the Group.

NOTE 3.    GOING CONCERN

As at 30 September 2016, the Group had a net current asset deficit of US$144.9M (30 June 2016: deficit US$139.9M), including cash on hand of US$27.6M (30 June 2016: US$59.2M).  Included within this cash on hand is US$0.8M (30 June 2016: US$0.6M), which is restricted for use in respect of supplier guarantees provided by LHM.

Repayment obligations during the next twelve months to 30 September 2017 in respect of interest bearing loans and borrowings are summarised as follows:

•	interest payments of US$23.2M for the 2012 (due 2017) and 2015 (due 2020) unsecured convertible bonds.
•	US$212M principal repayment of 2012 unsecured convertible bonds maturing on 30 April 2017.

The ability of the Group to pay its debts as and when they fall due and thus to continue as a going concern is dependent upon the achievement of certain strategic and financing initiatives, as outlined below.

The Directors are satisfied that it is appropriate to prepare the financial statements on a going concern basis, due to:

•	The following strategic initiatives announced on 21 July 2016:
o
A non-binding terms sheet signed with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in the Langer Heinrich Mine. The sale is expected to raise US$175M in cash. Originally the Company was working towards a formal close of the transaction in the fourth quarter of the 2016 calendar year. That closure timing was predicated on a timetable that assumed the transaction would become binding around the end of October 2016. The definitive agreements contemplated in the non-binding term sheet have not yet been executed with the result that it is no longer likely that the transaction will close by the end of the fourth quarter of CY2016.  Discussions with COUH are ongoing.

o
A sale of tenement agreement executed with MGT Resources Limited (“MGT”) for sale of up to a 75% interest in the Company’s 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash. The transaction is conditional on all relevant approvals (including MGT shareholder approval) and is subject to MGT financing. It is expected to close late in the first quarter of CY2017 or early in the second quarter of CY2017.

•	The Company’s history of successful capital raisings and other financing arrangements.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 3.    GOING CONCERN (continued)

Should the Group not achieve the matters set out above, there is uncertainty whether the Group would continue as a going concern and therefore whether it would realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the financial report. The financial report does not include adjustments relating to the recoverability or classification of the recorded assets amounts nor to the amounts or classification of liabilities that might be necessary should the Group not be able to continue as a going concern.

NOTE 4.  SEGMENT INFORMATION

Identification of reportable segments

The Company has identified its operating segments to be Exploration, Namibia and Malawi, on the basis of the nature of the activity and geographical location and different regulatory environments.  The main segment activity in Namibia and Malawi(1) is the production and sale of uranium from the mines located in these geographic regions.  The Exploration segment is focused on developing exploration and evaluation projects in Australia and Canada. Unallocated portion covers the Company’s sales and marketing, treasury, corporate and administration.

Discrete financial information about each of these operating segments is reported to the Group’s executive management team (chief operating decision makers) on at least a monthly basis.

The accounting policies used by the Group in reporting segments internally are the same as those contained in the accounts and in the prior period.

Inter-entity sales are priced with reference to the spot rate.

Corporate charges comprise non-segmental expenses such as corporate office expenses.  A proportion of the corporate charges are allocated to Namibia and Malawi on the basis of timesheet allocations with the balance remaining in Unallocated.

The Group’s customers are major utilities and other entities located mainly in USA, Australia, China, Taiwan and UK.  These revenues are attributed to the geographic location of the mines being the reporting segments Namibia and Malawi.

(1)  Currently on care and maintenance due to low uranium price. Production ceased on 6 May 2014.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 4.  SEGMENT INFORMATION (continued)

The following tables present revenue, expenditure and asset information regarding operating segments for the three months ended 30 September 2016 and 30 September 2015.

Three months ended 30 September 2016	Exploration US$M	Namibia US$M	Malawi US$M	Unallocated US$M	Consolidated US$M
Sales to external customers	-	15.1	-	-	15.1
Other revenue	-	-	-	0.1	0.1
Total consolidated revenue	-	15.1	-	0.1	15.2

Cost of goods sold	-	(15.7)	-	-	(15.7)

Impairment of Inventory	-	(12.1)	-	-	(12.1)

Gross (loss)/profit	-	(12.7)	-	0.1	(12.6)

Other income and expenses	(0.2)	(4.7)	(1.6)	(1.5)	(8.0)

Segment loss before income tax and finance costs	(0.2)	(17.4)	(1.6)	(1.4)	(20.6)

Finance costs	-	(3.1)	-	(9.1)	(12.2)

Loss before income tax	(0.2)	(20.5)	(1.6)	(10.5)	(32.8)

Income tax expense	-	-	-	(0.8)	(0.8)

Loss after income tax	(0.2)	(20.5)	(1.6)	(11.3)	(33.6)

At 30 September 2016
Segment total assets	337.6	398.9	0.8	31.5	768.8

Three months ended 30 September 2015	Exploration US$M	Namibia US$M	Malawi US$M	Unallocated US$M	Consolidated US$M
Sales to external customers	-	36.9	-	-	36.9
Other revenue	-	-	-	0.1	0.1
Total consolidated revenue	-	36.9	-	0.1	37.0

Cost of goods sold	-	(25.7)	-	-	(25.7)

Gross profit	-	11.2	-	0.1	11.3

Other income and expenses	(0.4)	4.7	(2.5)	(6.6)	(4.8)

Segment (loss)/profit before income tax and finance costs	(0.4)	15.9	(2.5)	(6.5)	6.5

Finance costs	-	(2.6)	-	(9.6)	(12.2)

(Loss)/profit before income tax	(0.4)	13.3	(2.5)	(16.1)	(5.7)

Income tax expense	-	(10.8)	-	-	(10.8)

(Loss)/Profit after income tax	(0.4)	2.5	(2.5)	(16.1)	(16.5)

At 30 June 2016
Segment total assets	337.8	441.0	0.9	11.4	791.1

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 5.  CASH AND CASH EQUIVALENTS

	30 September	30 June
	2016	2016
	US$M	US$M

Cash at bank and on hand	1.4	7.0
Short-term bank deposits	26.2	52.2

Total cash and cash equivalents	27.6	59.2

Total cash and cash equivalents includes US$0.8M (30 June 2016: US$0.6M) restricted for use in respect of supplier guarantees provided by LHM.

NOTE 6.  INTEREST BEARING LOANS AND BORROWINGS

	Maturity	2016 US$M	2016 US$M
Current

Unsecured convertible bonds(1) 2017 - 254.3	2017	206.8	204.7

Total current interest bearing loans and borrowings		206.8	204.7

Non Current

Secured revolving credit facility(3)	2018	19.5	-
Unsecured convertible bonds(2)	2020	129.0	127.8

Total non current interest bearing loans and borrowings		148.5	127.8

The above figures include transaction costs which offset the balance in accordance with the requirements of Accounting Standards.

Unsecured convertible bonds

(1)
On 30 April 2012, the Company issued US$274M in convertible bonds with a coupon rate of 6% (underlying effective interest rate of 10.68%) maturing on 30 April 2017 with a conversion price of US$1.83 for Company shares.  During the year ended 30 June 2016, the Company repurchased a principal amount of US$62M thereby reducing the principal amount outstanding to US$212M. The cash expenditure for the repurchase was approximately US$57.5M (including accrued interest) as the bonds were bought back at an average price of 91.0 per cent.

(2)
On 31 March 2015, the Company issued US$150M in convertible bonds with a coupon rate of 7% (underlying effective interest rate of 12.37%) maturing on 31 March 2020 with a conversion price of US$0.356 for Company shares.

Secured bank loans

(3)
In June 2016, a US$25.0M 24-month Revolving Credit Facility was implemented at LHM. The purpose is to provide a buffer facility that can be drawn in periods where LHM-level working capital requirements are in deficit, mainly due to the timing of sales receipts. The provider of the Revolving Credit Facility is Nedbank Limited, through its UK registered subsidiary, N.B.S.A. Limited. At 30 September 2016 the Company had drawn US$20M under this facility. The facility is repayable on 9 June 2018 and bears interest at LIBOR plus 5.17%.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 7.  OTHER INTEREST BEARING LOANS AND BORROWINGS - CNNC

Current	Maturity	30 September 2016 US$M	30 June 2016 US$M

Other loan - CNNC	2016 to 2021	-	10.4

Non Current	Maturity

Other loan - CNNC	2016 to 2021	87.0	86.3

As part of the sale of a 25% interest in the Langer Heinrich mining operation, US$96M (representing 25%) of the intercompany shareholder loans owing by LHM to PFPL were assigned to CNNC under the same interest rate (LIBOR plus a margin between 2% and 4.25%) and conditions as those presently existing.

Pursuant to the intercompany shareholder loan agreements, repayment dates range from 2016 to 2021, however, under the Shareholders’ Agreement between CNNC and PFPL, each shareholder has agreed not to demand repayment without the prior written consent of the other shareholder. As neither CNNC nor PFPL can demand repayment, the repayment of the loans can be deferred.  Repayment is dependent on LHM generating sufficient free cash flows to repay the loans and the loans have not been guaranteed by Paladin Energy Ltd (Paladin).

All loan repayments from LHM will be paid on a pro rata basis against the outstanding balances. During the period ended 30 September 2016 US$10.4M was repaid to CNNC.

On consolidation, PFPL’s 75% share of the LHM intercompany shareholder loans are eliminated against the intercompany shareholder loans receivable recorded in PFPL and therefore, they do not appear on Paladin’s consolidated statement of financial position.  As a result of the consolidation of 100% of LHM’s assets and liabilities, LHM's total liability of US$87.0M to CNNC is recognised on the consolidated statement of financial position.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 8.  CONTRIBUTED EQUITY

(a) Issued and paid up capital

	30 September	30 June	30 September	30 June
	2016	2016	2016	2016
Ordinary shares	Number of Shares		US$M	US$M

Issued and fully paid	1,712,843,812	1,712,843,812	2,101.1	2,101.1

(b) Movements in ordinary shares on issue
Date		Number of Shares		Issue Price	Exchange Rate	Total
				A$	US$ : A$	US$M
Balance 30 June 2015		1,666,927,668	(1)			2,094.9

August 2015	Acquisition of Carley Bore Project	45,000,000		0.18	1.36273	5.9
September 2015	Rights vested	163,265		-	-	-
October 2015	Rights vested	78,047		-	-	-
December 2015	Rights vested	547,442		-	-	-
May 2016	Rights vested	127,390		-	-	-
	Transfer from share-based payments reserves					0.3

Balance 30 June 2016		1,712,843,812	(1)			2,101.1

-	-	-		-	-	-
	-					-
Balance 30 September 2016		1,712,843,812	(1)			2,101.1

(1)	Includes 184 shares held by Paladin Employee Plan Pty Ltd.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 8.  CONTRIBUTED EQUITY (continued)

(c) Options

Issued unlisted employee options outstanding to the employees and consultants directly engaged in corporate, mine construction, operations and exploration and evaluation work for the Company are as follows:
	30 September	30 June
	2016	2016
	Number	Number

Number of unlisted employee options	3,000,000	3,000,000

Consisting of the following:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
10 August 2015	10 August 2015	10 August 2018	A$0.07	A$0.20	1,000,000
10 August 2015	8 November 2015	8 November 2018	A$0.06	A$0.30	1,000,000
10 August 2015	23 December 2015	23 December 2018	A$0.06	A$0.40	1,000,000
Total					3,000,000

(d) Share Appreciation Rights (SARs)

Issued unlisted employee share appreciation rights outstanding to the employees and consultants directly engaged in corporate, mine construction, operations and exploration and evaluation work for the Company are as follows:
	30 September	30 June
	2016	2016
	Number	Number

Number of unlisted employee share appreciation rights	7,125,000	7,125,000

Consisting of the following:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
20 October 2015	1 November 2016	1 November 2021	A$0.13	A$0.20	3,255,000
20 October 2015	1 November 2017	1 November 2022	A$0.13	A$0.20	1,627,500
20 October 2015	1 November 2018	1 November 2023	A$0.13	A$0.20	1,627,500
3 March 2016	1 November 2016	1 November 2021	A$0.10	A$0.20	307,500
3 March 2016	1 November 2017	1 November 2022	A$0.10	A$0.20	153,750
3 March 2016	1 November 2018	1 November 2023	A$0.10	A$0.20	153,750
Total					7,125,000

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 9. FINANCIAL INSTRUMENTS

Risk Management Activities

The risk management activities are consistent with those of the previous financial year unless otherwise stated.

Financial Instruments

Set out below is an overview of financial instruments held by the Group:

	As at	As at
	30 September	30 June
	2016 Unaudited US$M	2016 Audited US$M

Financial assets:
Cash and cash equivalents	27.6	59.2
Trade and other receivables – at amortised cost	14.1	12.2
Total current	41.7	71.4

Trade and other receivables - at amortised cost	0.8	1.2
Available-for-sale financial assets - at fair value	0.9	0.9
Total non current	1.7	2.1

Total	43.4	73.5

Financial liabilities:
Trade and other payables - at amortised cost	25.2	31.5
Interest bearing loans and borrowings - at amortised cost	206.8	204.7
Total current	232.0	236.2

Interest bearing loans and borrowings - at amortised cost	148.5	127.8
Other interest bearing loans - CNNC - at amortised cost	87.0	86.3
Total non current	235.5	214.1

Total	467.5	450.3

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 9. FINANCIAL INSTRUMENTS (continued)

Fair Values

Set out below is a comparison by class of the carrying amounts and fair value of the Group’s financial instruments, other than those with carrying amounts that are reasonable approximations of fair values as at 30 September 2016:

	As at				As at
	30 September				30 June
	2016				2016
	Carrying amount		Fair value		Carrying amount		Fair value
	US$M		US$M		US$M		US$M
Financial liabilities
Interest bearing loans and borrowings:
- Debt component of unsecured convertible bonds	206.8	(1)	206.1	(2)	204.7	(1)	202.1	(2)
Total current	206.8		206.1		204.7		202.1

Interest bearing loans and borrowings
- Revolving Credit Facility	19.5		20.0		-		-
- Debt component of unsecured convertible bonds	129.0	(1)	131.5	(2)	127.8	(1)	134.7	(2)
Total non current	148.5		151.5		127.8		134.7

Total	355.3		357.6		332.5		336.8

(1) This figure includes transaction costs, which offset the balance in accordance with the requirements of Accounting Standards.
(2)  The fair value is calculated using quoted prices in an active market.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 9. FINANCIAL INSTRUMENTS (continued)

Fair value hierarchy

The Group uses various methods in estimating the fair value of a financial instrument. The methods comprise:

Level 1 – the fair value is calculated using quoted prices in active markets.
Level 2 – the fair value is estimated using inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices).
Level 3 – the fair value is estimated using inputs for the asset or liability that are not based on observable market data.

The fair value of the financial instruments as well as the methods used to estimate the fair value are summarised in the table below:

	As at 30 September 2016				As at 30 June 2016
	Quoted market price (Level 1) US$M	Valuation technique-market observable inputs (Level 2) US$M	Valuation technique- non market observable inputs (Level 3) US$M	Total US$M	Quoted market price (Level 1) US$M	Valuation technique-market observable inputs (Level 2) US$M	Valuation technique- non market observable inputs (Level 3) US$M	Total US$M

Financial assets measured at fair value
Available-for-sale investments
Listed investments	0.9	-	-	0.9	0.9	-	-	0.9
	0.9	-	-	0.9	0.9	-	-	0.9

Financial liabilities for which fair values are disclosed
Interest bearing loans and borrowings
Revolving credit facility	-	20.0	-	20.0	-	-		-
Convertible bonds(1)	-	337.6	-	337.6	-	336.8	-	336.8
	-	357.6	-	357.6	-	336.8	-	336.8

(1)
The fair value has been determined using a valuation technique based on the quoted market price of the bonds less the estimated fair value of the equity component attributable to the conversion feature, which was valued using an option pricing model. The estimated fair value of the equity component was not considered material at 30 September 2016.

Quoted market price represents the fair value determined based on quoted prices on active markets as at the reporting date without any deduction for transaction costs. The fair value of the listed equity investments are based on quoted market prices.

For financial instruments not quoted in active markets, the Group uses valuation techniques such as present value techniques, comparison to similar instruments for which market observable prices exist and other relevant models used by market participants. These valuation techniques use both observable and unobservable market inputs.

For financial instruments that are recognised at fair value on a recurring basis, the Group determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 10.  REVENUE

	Three months ended
	30 September
	2016	2015
	US$M	US$M
Revenue

Sale of uranium	15.1	36.9
Interest income from non-related parties	0.1	0.1

Total	15.2	37.0

NOTE 11.  OTHER INCOME AND EXPENSES

Cost of Sales

Costs before depreciation and amortisation	(17.3)	(22.2)
Depreciation and amortisation	(3.2)	(3.7)
Impairment loss reversed on sale of inventory	6.0	2.0
Product distribution costs	(0.8)	(0.7)
Royalties	(0.4)	(1.1)

Total	(15.7)	(25.7)

Other income
Foreign exchange gain (net)	-	6.2

Total	-	6.2

Administration, marketing and non-production costs

Corporate and marketing	(1.2)	(2.2)
Restructure costs	-	(4.3)
LHM mine site	(0.8)	(0.7)
Depreciation and amortisation	-	(0.1)
Other	(0.1)	-

Total	(2.1)	(7.3)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 11.  OTHER INCOME AND EXPENSES (continued)

	Three months ended
	30 September
	2016	2015
	US$M	US$M
Other expenses

LHM fixed costs during plant shutdown	-	(0.8)
KM care and maintenance expenses	(1.6)	(2.5)
Foreign exchange loss (net)	(4.1)	-

Total	(5.7)	(3.3)

Finance costs

Interest expense	(8.0)	(8.3)
Accretion relating to convertible bonds (non-cash)	(3.3)	(3.5)
Profit on convertible bonds buyback	-	0.7
Unwind of discount on mine closure provision	(0.9)	(0.9)
Facility costs	-	(0.2)
Total	(12.2)	(12.2)

NOTE 12.  INCOME TAX

Reconciliation of accounting loss to income tax expense

	Three months ended
	30 September
	2016		2015
	US$M		US$M

Loss before income tax expense	(32.8)		(5.7)

Tax at the Australian rate of 30% (2016 – 30%)	9.8		1.7

Difference in overseas tax rates	1.6		(1.1)
Non-deductible items	5.5		49.0
Under/(over) prior year adjustment	-		0.5
Foreign exchange differences	(3.9)		(22.7)
Other	(13.8)		(38.2)

Income tax expense reported in Income Statement	(0.8	) –	(10.8)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 13.  TRADE AND OTHER RECEIVABLES

	30 September	30 June
	2016	2016
	US$M	US$M
Current
Trade receivables	-	1.0
GST and VAT	12.5	9.8
Sundry debtors	1.6	1.4

Total current receivables	14.1	12.2

Non Current
Sundry debtors	0.8	1.2

Total non current receivables	0.8	1.2

NOTE 14.  INVENTORIES
	30 September	30 June
	2016	2016
	US$M	US$M
Current
Stores and consumables	8.5	8.6
Work-in-progress	8.6	5.1
Finished goods	30.8	22.2

Total current inventories at the lower of cost and net realisable value	47.9	35.9

During the quarter ended 30 September 2016, the carrying value of ore stockpiles held at LHM was reduced to net realisable value resulting in an impairment loss of US$11.4M (2015: US$Nil) for the period, recognised in cost of sales.  A change in LHM’s life of mine plan, in order to reduce costs and improve cash flows, has resulted in a change in the timescale for processing the ore stockpiles.  The stockpiles are now forecast to be processed over the next two to three years, which due to the lower forecast prices (compared to forecast prices in future periods when the stockpiles were originally planned to be processed) has resulted in the net realisable value at 30 September 2016 being estimated as US$Nil. The net realisable value of the ore stockpiles is dependent on a number of key factors including: uranium price (for which a combination of spot and forward pricing has been used for the next two to three years), future processing costs, grade and recovery rates.

During the quarter ended 30 September 2016, finished goods held at Paladin Nuclear Ltd were reduced to net realisable value resulting in an impairment loss of US$0.7M (2015: US$Nil) for the period, recognised in cost of sales.

NOTE 15.  OTHER FINANCIAL ASSETS
	30 September	30 June
	2016	2016
	US$M	US$M

Available-for-sale financial assets	0.9	0.9

The Group has an investment in Deep Yellow Limited, a uranium explorer listed on the ASX and at   30 September 2016 held 317,806,155 fully paid ordinary shares with a market value of US$0.9M     (30 June 2016: 319,106,156 shares with a market value of US$0.9M).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 16.  PROPERTY, PLANT AND EQUIPMENT
	30 September	30 June
	2016	2016
	US$M	US$M

Plant and equipment (at cost) (1)	721.5	721.4
Less accumulated depreciation and impairment	(477.8)	(473.5)
Total plant and equipment	243.7	247.9

Land and buildings (at cost) (2)	10.4	10.3
Less accumulated depreciation	(3.9)	(3.7)
Total land and buildings	6.5	6.6

Construction work in progress (at cost) (3)	3.9	2.3
Less impairment	-	-
Total construction work in progress	3.9	2.3

Total property, plant and equipment	254.1	256.8

(1)   Includes additions of US$0.1M (30 June 2016: US$0.4M)
(2)   Includes additions of US$Nil (30 June 2016: US$Nil)
(3)   Includes additions of US$1.6M (30 June 2016: US$3.3M)

NOTE 17.  MINE DEVELOPMENT
	30 September	30 June
	2016	2016
	US$M	US$M

Mine development (at cost) (1)	214.4	214.4
Less accumulated depreciation and impairment	(175.5)	(174.6)
Total mine development	38.9	39.8

(1)   Includes additions of US$Nil (30 June 2016: US$Nil)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 18.  EXPLORATION AND EVALUATION EXPENDITURE

The following table details the expenditures on interests in mineral properties by area of interest for the three months ended 30 September 2016:

Areas of interest	Valhalla/ Skal (1)	Isa North	Fusion	Angela/ Pamela	Bigrlyi	Carley Bore	Canada	Other Uranium Projects	Total
	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M
Balance 30 June 2016	89.1	10.0	-	-	-	8.4	220.7	7.9	336.1
Acquisition property payments	-	-	-	-	-	-	-	-	-

Project exploration and evaluation expenditure
Labour	-	-	-	-	-	-	0.2	-	0.2
Outside services	-	-	-	-	-	-	-	-	-
Other expenses	0.1	0.1	-	-	-	0.2	0.2	0.1	0.7

Total expenditure	0.1	0.1	-	-	-	0.2	0.4	0.1	0.9
Expenditure expensed	(0.1)	(0.1)	-	-	-	-	-	-	(0.2)

Expenditure capitalised	-	-	-	-	-	0.2	0.4	0.1	0.7
Foreign exchange differences	0.2	0.5	-	-	-	-	(1.5)	(0.1)	(0.9)
Impairment of exploration and evaluation	-	-	-	-	-	-	-	-	-
Balance 30 September 2016	89.3	10.5	-	-	-	8.6	219.6	7.9	335.9

(1)
Summit has a 50% interest in the Valhalla/Skal Projects with the other 50% interest held by the Paladin Group.  As a consequence of the takeover of the Summit Group, the above table now reflects 100% of the Valhalla/Skal Projects with the non-controlling interest reflected on the face of the Statement of Financial Position.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 19.  INTANGIBLE ASSETS
	30 September	30 June
	2016 US$M	2016 US$M

Intangible assets – at cost	27.8	27.8
Less accumulated depreciation and impairment	(16.8)	(16.7)

Net carrying value – intangible assets	11.0	11.1

NOTE 20.  PROVISIONS
	30 September	30 June
	2016	2016
	US$M	US$M

Current
Employee benefits	2.3	2.2
Demobilisation provision	1.5	-

Total current provisions	3.8	2.2

Non Current
Employee benefits	0.1	0.1
Rehabilitation provision	81.9	77.9
Demobilisation provision	-	1.3

Total non current provisions	82.0	79.3

NOTE 21.  UNEARNED REVENUE
	30 September	30 June
	2016	2016
	US$M	US$M
Non Current
Unearned revenue	200.0	200.0

Total unearned revenue	200.0	200.0

In 2012, Paladin entered into a six-year off-take agreement with EdF, a major electricity generator and distribution company in France, to deliver a total of 13.73Mlb U3O8 in the period from 2019 to 2024.  Uranium sold to EdF under the contract will be at prevailing spot prices at the time of delivery, subject to escalating floor and ceiling prices, with the floor price being at a significant premium to both current spot and long term reference prices. The off-take is an obligation of the Company and it is intended to be fulfilled through the acquisition of U3O8 from the Company’s operating assets and joint ventures at the time of delivery.

Under this agreement, a US$200M cash prepayment was received in 2012.  The prepayment related to 44.51% of the total volume to be delivered under the contract, at the present value of the contracted floor price, determined using an imputed interest rate of 7.619%.

The Group’s accounting policy is to recognise revenue from the long-term off-take agreement as a payment for future product to be delivered. Advance customer payments are unearned revenues at the time of receipt.

Under the Group’s accounting policy, the unearned revenue is not accreted to the future value of the contracted floor price that has been prepaid. When the product is delivered to the customer, the unearned revenue will be released to the income statement at its original carrying value.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 21.  UNEARNED REVENUE (continued)

The Company has granted EdF security over 60.1% of the Michelin project in Canada.  Under certain circumstances, the company may elect, or be required to replace the Michelin security with other appropriate security. EdF has requested additional security and the Company may be required to replace the existing security. Discussions with EdF are ongoing.

NOTE 22.  COMMITMENTS AND CONTINGENCIES

There were no outstanding commitments or contingencies, which are not disclosed in the Financial Report of the Group as at 30 September 2016 other than:

	30 September	30 June
	2016	2016
	US$M	US$M
(a) Tenements

Commitments for tenements contracted for at the reporting date but not recognised as liabilities, payable:

Within one year	1.3	0.9
Later than one year but not later than 5 years	12.9	11.9
More than 5 years	7.5	7.5

Total tenements commitment	21.7	20.3

These include commitments relating to tenement lease rentals and the minimum expenditure requirements of the Namibian, Malawian, Canadian, Western Australian, South Australian, Northern Territorian and Queensland Mines Departments attaching to the tenements and are subject to re-negotiation upon expiry of the exploration leases or when application for a mining licence is made.

These are necessary in order to maintain the tenements in which the Group and other parties are involved.  All parties are committed to meet the conditions under which the tenements were granted in accordance with the relevant mining legislation in Namibia, Malawi, Australia and Canada.

(b) Operating Lease Commitments

The Group has entered into various property leases relating to rental of offices and residential accommodation.

These non-cancellable leases have remaining terms of between 1 month and 55 months.  All leases include a clause to enable upward revision of rental charge on an annual basis according to prevailing market conditions.

Future minimum rentals payable under non-cancellable operating leases as at 30 September are as follows:

	30 September	30 June
	2016	2016
	US$M	US$M
Within one year	0.5	0.3
Later than one year but not later than 5 years	1.3	1.2
More than 5 years	-	-
Total operating lease commitment	1.8	1.5

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS
NOTE 22.  COMMITMENTS AND CONTINGENCIES (continued)

	30 September	30 June
	2016	2016
	US$M	US$M
(c) Other Commitments

Commitments for mining, transport and reagents contracted for at the reporting date but not recognised as liabilities, payable:

Within one year	12.3	10.8
Later than one year but not later than 5 years	-	-
More than 5 years	-	-

Total other commitments	12.3	10.8

(d)    Acquisition Costs

In relation to the Manyingee Uranium Project, the re-negotiated acquisition terms provide for a payment of A$0.75M (US$0.57M) (2016: A$0.75M (US$0.56M)) by the Group to the vendors when all project development approvals are obtained.

Bank Guarantees

As at 30 September 2016 the Group has outstanding US$218,785 (A$285,145) (30 June 2016: US$450,713 / A$607,651) as a current guarantee provided by a bank for the corporate office lease; a US$130,437 (A$170,000) (30 June 2016: US$132,055 (A$172,500) guarantee for tenements; a US$57,546 (A$75,000) (30 June 2016: US$95,408 (A$128,630) guarantee for corporate credit cards, and a US$10M (30 June 2016: US$10M) KM environmental performance guarantee.

(f) Settlement of Contingent Liability

A dispute arose between a Group company and a contractor in relation to the contract for the Stage 3 expansion at LHM.  The contractor was seeking payment of a disputed sum of N$151.1M, which is approximately US$10.0M.  The Group denied the claim and vigorously defended it.  The Group also counter claimed damages from the contractor and cross-claimed from another contractor.  The precise quantum of the counter-claim and cross claim was never established, however the merits of the Company’s defences against the claims were considered to be good, and it was expected that in the final result the Company’s quantum was likely to exceed any residual entitlement that may have been due on the contractors’ claims.

LHM and the contractor have agreed to settle all litigation associated with this matter, i.e. all claims and counter claims.  The parties signed the settlement documentation on 19 July 2016 which resulted in no payment being made by either party.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2016
EXPRESSED IN US DOLLARS

NOTE 23.      EVENTS AFTER THE REPORTING PERIOD

Other than disclosed below, since the 30 September 2016, the Directors are not aware of any other matter or circumstance not otherwise dealt with in this report, that has significantly or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent periods with the exception of the following, the financial effects of which have not been provided for in the 30 September 2016 Financial Report:

Update on Strategic Process

On 10 November 2016, the Company provided an update regarding the previously announced strategic initiatives including: the potential sale of a 24% interest in the Langer Heinrich Mine (LHM) for US$175M to CNNC Overseas Uranium Holdings Ltd (COUH); and the sale of a 75% interest in the Manyingee project to MGT Resources Ltd (MGT).

The definitive agreements contemplated in the non-binding term sheet for the potential sale of a 24% interest in LHM have not yet been executed with the result that it is no longer likely that the transaction will close by the end of the fourth quarter of CY2016.  Discussions with COUH are ongoing.

The sale of an interest in Manyingee is now expected to close late in the first quarter of CY2017 or early in the second quarter of CY2017.

Issue of Share Appreciation Rights

On 11 November 2016, the Company issued 2,955,000 Share Appreciation Rights under the terms of the Company’s existing Employee Performance Share Rights Plan for nil consideration.

Manyingee Sale of Tenement Agreement Executed

On 15 November 2016, the Company announced that MGT Resources group of companies had signed a sale of tenement agreement with the Paladin group of companies in relation to a joint venture over the Manyingee Mining Leases in North Western Australia. The transaction is conditional on all relevant approvals (including MGT shareholder approval) and is subject to MGT financing.

APPENDIX A
Form 52-109F2 - Certification of interim filings – full certificate

I, Alexander Molyneux, the certifying officer and Chief Executive Officer, Paladin Energy Ltd, certify the following:

1.	Review: I have reviewed the interim financial statements and interim MD&A (together, the “interim filings”) of Paladin Energy Ltd for the interim period ended 30 September 2016.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, for the period covered by the interim filings.

3.
Fair presentation: Based on my knowledge, having exercised reasonable due diligence, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.
Responsibility: The issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings, for the issuer.

5.	Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that:

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the annual filings are being prepared; and
(ii)
information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarised and reported within the time periods specified in securities legislation; and

(b)
designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1
Control Framework: The control framework the issuer’s other certifying officer and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO).

5.2	ICFR – material weakness relating to design: N/A

5.3	Limitation on scope of design: N/A

6.
Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on 1 July 2016 and ended on 30 September 2016 that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Dated:   15 November 2016

Alexander Molyneux
Chief Executive Officer

Form 52-109F2 - Certification of interim filings – full certificate

I, Craig Barnes, the certifying officer and Chief Financial Officer, Paladin Energy Ltd, certify the following:

1.	Review: I have reviewed the interim financial statements and interim MD&A (together, the “interim filings”) of Paladin Energy Ltd for the interim period ended 30 September 2016.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, for the period covered by the interim filings.

3.
Fair presentation: Based on my knowledge, having exercised reasonable due diligence, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.
Responsibility: The issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings, for the issuer.

5.	Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that:

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the annual filings are being prepared; and
(ii)
information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarised and reported within the time periods specified in securities legislation; and

(b)
designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1
Control Framework: The control framework the issuer’s other certifying officer and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO).

5.2	ICFR – material weakness relating to design: N/A

5.3	Limitation on scope of design: N/A

6.
Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on 1 July 2016 and ended on 30 September 2016 that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Dated:   15 November 2016

Craig Barnes
Chief Financial Officer